Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, January 14, 2014
COMMERCE BANCSHARES, INC. ANNOUNCES FOURTH
QUARTER EARNINGS PER SHARE OF $.69

Commerce Bancshares, Inc. announced earnings of $.69 per share for the three months ended December 31, 2013 compared to $.71 per share in the previous quarter and $.69 per share in the fourth quarter of 2012. Net income for the fourth quarter amounted to $65.9 million, compared to $66.8 million in the same quarter last year and $68.2 million last quarter. For the quarter, the return on average assets totaled 1.18%, the return on average equity was 11.81% and the efficiency ratio was 60.8%.

For the year ended December 31, 2013, earnings per share totaled $2.72 compared to $2.76 in 2012. Net income amounted to $261.0 million in 2013 compared to $269.3 million in 2012. In 2013, the return on average assets was 1.19% and the return on average equity was 11.99%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “Loan growth has been strong all year and loan demand remained solid this quarter from both our commercial and retail customers. During 2013 we have grown our loan portfolio $1.1 billion, or 11%, as a result of focused sales efforts to target business lines with expansion opportunities. We also added over $200 million in loans from our Summit Bancshares acquisition. For the year deposits grew almost 4% with most of this growth coming in the fourth quarter from our commercial customers. Net interest income increased slightly over the previous quarter while non-interest income grew 6% this quarter compared to the same period last year as a result of continued solid growth in corporate card and trust fees which were up 10% and 8%, respectively. During the quarter we also experienced growth in fees from our corporate cash management and tax credit businesses. While expenses were up $5.0 million this quarter over the previous quarter, mainly due to higher incentive costs, we continued to have solid control over our base operating expenses, which were essentially flat with the previous quarter. In October, we fully completed the systems integration of our Summit acquisition. ”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $7.5 million, compared to $6.6 million in the previous quarter and $10.8 million in the same quarter last year. Loan charge-off levels remain low, however, a combination of lower commercial loan recoveries coupled with higher consumer loan losses pushed net charge-off levels higher this quarter. During the current quarter, the provision for loan losses totaled $5.5 million, or $2.0 million less than net loan charge-offs. Our allowance for loan losses amounted to $161.5 million this quarter, representing 2.9 times our non-performing assets. Total non-performing assets increased to $55.4 million this quarter compared to the previous quarter total of $44.8 million, but continues to remain low.”

Total assets at December 31, 2013 were $23.1 billion, total loans were $11.0 billion, and total deposits were $19.0 billion.
(more)

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	9/30/2013	12/31/2013	12/31/2012
Non-Accrual Loans	$37,846	$48,814	$51,410
Foreclosed Real Estate	$6,961	$6,625	$13,453
Total Non-Performing Assets	$44,807	$55,439	$64,863
Non-Performing Assets to Loans	.41%	.51%	.66%
Non-Performing Assets to Total Assets	.20%	.24%	.29%
Loans 90 Days & Over Past Due — Still Accruing	$11,515	$13,966	$15,347

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited)	September 30, 2013	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$154,706	$154,865	$161,253	$619,372	$639,906
Taxable equivalent net interest income	161,074	162,182	168,428	645,906	665,214
Non-interest income	106,311	109,522	103,309	418,386	399,630
Investment securities gains (losses), net	650	(1,342)	(3,728)	(4,425)	4,828
Provision for loan losses	4,146	5,543	8,326	20,353	27,287
Non-interest expense	156,312	161,318	158,277	629,633	618,469
Net income attributable to Commerce Bancshares, Inc.	68,224	65,915	66,791	260,961	269,329
Cash dividends	20,670	20,568	150,789	82,104	211,608
Net total loan charge-offs (recoveries)	6,646	7,543	10,826	31,353	39,287
Business	(654)	(76)	791	(867)	(2,497)
Real estate — construction and land	(1,635)	(1,781)	(517)	(4,692)	(283)
Real estate — business	58	(255)	1,799	952	5,108
Consumer credit card	6,028	6,110	6,095	25,121	24,475
Consumer	2,068	2,311	1,731	7,540	8,127
Revolving home equity	95	596	187	986	1,804
Real estate — personal	324	358	411	1,227	1,426
Overdraft	362	280	329	1,086	1,127
Per common share:
Net income — basic	$.71	$.69	$.69	$2.73	$2.77
Net income — diluted	$.71	$.69	$.69	$2.72	$2.76
Cash dividends	$.214	$.214	$1.569	$.857	$2.195
Diluted wtd. average shares o/s	94,975	95,321	95,549	94,983	96,489
RATIOS
Average loans to deposits (1)	58.33%	58.73%	55.53%	57.12%	55.80%
Return on total average assets	1.26%	1.18%	1.25%	1.19%	1.30%
Return on total average equity	12.69%	11.81%	11.62%	11.99%	12.00%
Non-interest income to revenue (2)	40.73%	41.42%	39.05%	40.32%	38.44%
Efficiency ratio (3)	59.72%	60.81%	59.62%	60.49%	59.26%
AT PERIOD END
Book value per share based on total equity	$22.77	$23.10	$22.62
Market value per share	$41.72	$44.91	$33.39
Allowance for loan losses as a percentage of loans	1.51%	1.47%	1.75%
Tier I leverage ratio	9.43%	9.43%	9.14%
Tangible common equity to assets ratio (4)	9.10%	9.00%	9.25%
Common shares outstanding	95,822,840	95,881,165	95,985,021
Shareholders of record	4,135	4,116	4,135
Number of bank/ATM locations	359	358	362
Full-time equivalent employees	4,728	4,727	4,708
OTHER QTD INFORMATION
High market value per share	$45.26	$45.77	$36.86
Low market value per share	$40.04	$40.80	$33.04

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited) (In thousands, except per share data)	September 30, 2013	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income	$162,144	$162,141	$170,185	$650,285	$677,969
Interest expense	7,438	7,276	8,932	30,913	38,063
Net interest income	154,706	154,865	161,253	619,372	639,906
Provision for loan losses	4,146	5,543	8,326	20,353	27,287
Net interest income after provision for loan losses	150,560	149,322	152,927	599,019	612,619
NON-INTEREST INCOME
Bank card transaction fees	43,891	43,486	41,542	166,627	154,197
Trust fees	25,318	26,308	24,351	102,529	94,679
Deposit account charges and other fees	20,197	20,506	20,301	79,017	79,485
Capital market fees	3,242	3,195	4,075	14,133	21,066
Consumer brokerage services	2,871	2,596	2,619	11,006	10,162
Loan fees and sales	1,553	1,525	1,412	5,865	6,037
Other	9,239	11,906	9,009	39,209	34,004
Total non-interest income	106,311	109,522	103,309	418,386	399,630
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on securities	(588)	(230)	(356)	278	11,223
Noncredit-related losses (reversals) on securities not expected to be sold	258	206	93	(1,562)	(12,713)
Net impairment losses	(330)	(24)	(263)	(1,284)	(1,490)
Realized gains (losses) on sales and fair value adjustments	980	(1,318)	(3,465)	(3,141)	6,318
Investment securities gains (losses), net	650	(1,342)	(3,728)	(4,425)	4,828
NON-INTEREST EXPENSE
Salaries and employee benefits	91,405	95,012	94,553	366,867	360,899
Net occupancy	11,332	11,838	11,581	45,639	45,534
Equipment	4,465	4,597	4,983	18,425	20,147
Supplies and communication	5,449	5,676	5,641	22,511	22,321
Data processing and software	19,987	19,723	18,768	78,245	73,798
Marketing	3,848	2,921	2,715	14,176	15,106
Deposit insurance	2,796	2,814	2,692	11,167	10,438
Other	17,030	18,737	17,344	72,603	70,226
Total non-interest expense	156,312	161,318	158,277	629,633	618,469
Income before income taxes	101,209	96,184	94,231	383,347	398,608
Less income taxes	32,764	30,359	27,628	122,230	127,169
Net income	68,445	65,825	66,603	261,117	271,439
Less non-controlling interest expense (income)	221	(90)	(188)	156	2,110
Net income attributable to Commerce Bancshares, Inc.	$68,224	$65,915	$66,791	$260,961	$269,329
Net income per common share — basic	$.71	$.69	$.69	$2.73	$2.77
Net income per common share — diluted	$.71	$.69	$.69	$2.72	$2.76

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	September 30, 2013	December 31, 2013	December 31, 2012
ASSETS
Loans	$10,822,603	$10,956,836	$9,831,384
Allowance for loan losses	(163,532)	(161,532)	(172,532)
Net loans	10,659,071	10,795,304	9,658,852
Loans held for sale	—	—	8,827
Investment securities:
Available for sale	8,577,282	8,915,680	9,522,248
Trading	18,295	19,993	28,837
Non-marketable	114,520	107,324	118,650
Total investment securities	8,710,097	9,042,997	9,669,735
Short-term federal funds sold and securities purchased under agreements to resell	87,167	43,845	27,595
Long-term securities purchased under agreements to resell	1,150,000	1,150,000	1,200,000
Interest earning deposits with banks	267,548	707,249	179,164
Cash and due from banks	594,309	518,420	573,066
Land, buildings and equipment — net	353,473	349,654	357,612
Goodwill	138,921	138,921	125,585
Other intangible assets — net	9,700	9,268	5,300
Other assets	482,011	316,378	353,853
Total assets	$22,452,297	$23,072,036	$22,159,589
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,185,098	$6,750,674	$6,299,903
Savings, interest checking and money market	9,680,816	10,108,236	9,817,943
Time open and C.D.’s of less than $100,000	1,013,598	983,689	1,074,618
Time open and C.D.’s of $100,000 and over	1,338,252	1,204,749	1,156,189
Total deposits	18,217,764	19,047,348	18,348,653
Federal funds purchased and securities sold under agreements to repurchase	1,760,393	1,346,558	1,083,550
Other borrowings	105,928	107,310	103,710
Other liabilities	186,726	356,423	452,102
Total liabilities	20,270,811	20,857,639	19,988,015
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	459,647	481,224	458,646
Capital surplus	1,104,669	1,279,948	1,102,507
Retained earnings	610,720	449,836	477,210
Treasury stock	(23,528)	(10,097)	(7,580)
Accumulated other comprehensive income	26,025	9,731	136,344
Total stockholders’ equity	2,177,533	2,210,642	2,167,127
Non-controlling interest	3,953	3,755	4,447
Total equity	2,181,486	2,214,397	2,171,574
Total liabilities and equity	$22,452,297	$23,072,036	$22,159,589

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	September 30, 2013		December 31, 2013		December 31, 2012
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,415,069	2.96%	$3,635,223	3.04%	$3,041,700	3.29%
Real estate — construction and land	398,684	4.07	391,315	3.98	345,608	4.11
Real estate — business	2,256,556	4.12	2,299,746	4.02	2,200,088	4.33
Real estate — personal	1,729,473	3.83	1,782,834	3.80	1,571,860	4.15
Consumer	1,472,521	4.53	1,500,404	4.52	1,272,831	5.35
Revolving home equity	422,173	3.94	420,910	3.88	436,671	4.13
Consumer credit card	752,977	11.33	759,917	11.20	748,754	11.42
Overdrafts	5,587	—	6,708	—	5,908	—
Total loans (B)	10,453,040	4.26	10,797,057	4.22	9,623,420	4.64
Loans held for sale	—	—	—	—	8,818	3.74
Investment securities:
U.S. government and federal agency obligations	401,708	3.04	404,622	1.12	341,537	5.11
Government-sponsored enterprise obligations	427,258	1.74	663,504	1.63	400,387	1.72
State and municipal obligations (A)	1,605,096	3.54	1,628,758	3.53	1,531,754	3.67
Mortgage-backed securities	3,027,358	2.86	2,944,310	2.78	3,447,995	2.79
Asset-backed securities	3,000,250.87		2,843,772.87		3,157,988.99
Other marketable securities (A)	180,016	2.92	167,900	3.25	138,066	5.35
Total available for sale securities (B)	8,641,686	2.25	8,652,866	2.14	9,017,727	2.39
Trading securities (A)	15,941	2.41	18,081	2.44	20,771	2.01
Non-marketable securities (A)	114,096	7.10	113,925	11.65	118,802	17.51
Total investment securities	8,771,723	2.31	8,784,872	2.26	9,157,300	2.59
Short-term federal funds sold and securities purchased under agreements to resell	31,822.44		34,385.39		10,371.46
Long-term securities purchased under agreements to resell	1,170,381	1.73	1,149,999	1.51	1,021,741	2.10
Interest earning deposits with banks	115,448.24		260,242.25		208,930.25
Total interest earning assets	20,542,414	3.25	21,026,555	3.20	20,030,580	3.52
Non-interest earning assets (B)	1,009,272		1,072,491		1,234,609
Total assets	$21,551,686		$22,099,046		$21,265,189
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$630,555.14		$627,802.12		$581,174.13
Interest checking and money market	8,964,018.15		9,199,410.14		8,638,073.19
Time open & C.D.’s of less than $100,000	1,021,242.54		998,376.48		1,083,492.68
Time open & C.D.’s of $100,000 and over	1,431,991.43		1,286,667.46		1,030,184.65
Total interest bearing deposits	12,047,806.21		12,112,255.20		11,332,923.28
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,247,906.05		1,186,093.05		1,130,210.07
Other borrowings	103,793	3.27	105,441	3.27	103,766	3.25
Total borrowings	1,351,699.30		1,291,534.31		1,233,976.33
Total interest bearing liabilities	13,399,505.22%		13,403,789.22%		12,566,899.28%
Non-interest bearing deposits	5,873,013		6,270,980		6,013,165
Other liabilities	145,430		210,287		399,160
Equity	2,133,738		2,213,990		2,285,965
Total liabilities and equity	$21,551,686		$22,099,046		$21,265,189
Net interest income (T/E)	$161,074		$162,182		$168,428
Net yield on interest earning assets		3.11%		3.06%		3.35%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2013

For the quarter ended December 31, 2013, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $65.9 million, a decrease of $2.3 million from the previous quarter and a decrease of $876 thousand compared to the same quarter last year. The decrease in net income from the previous quarter resulted mainly from a higher provision for loan losses of $1.4 million, coupled with private equity losses for the quarter of $1.4 million and higher non-interest expense of $5.0 million. Net interest income was up slightly over the previous quarter. For the current quarter, the return on average assets was 1.18%, the return on average equity was 11.81%, and the efficiency ratio was 60.81%. The acquisition of Summit Bancshares, Inc. (Summit) was completed on September 1st and the effects of its operations are fully reflected in the Company’s the 4th quarter.

Balance Sheet Review
During the 4th quarter of 2013, average loans increased $344.0 million compared to the previous quarter and increased $1.2 billion, or 12.1%, compared to the same period last year. Excluding the effects of the Summit acquisition, average loans this quarter increased $234 million, or 9.0% annualized, compared to the previous quarter. Exclusive of Summit, the increase in average loans resulted from growth in business (up $188.2 million), personal real estate (up $33.8 million) and consumer loans (up $21.6 million, mainly in automobile and fixed rate home equity loans). The increase in business loans mainly resulted from continued growth in tax-advantaged lending and leasing activities and increased commercial lending. Demand for consumer automobile and fixed rate home equity lending continued to remain solid as average balances grew by a combined $39.0 million. However, average marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $17.3 million.

Total available for sale investment securities, at fair value, averaged $8.7 billion this quarter, up slightly when compared to the previous quarter, but on a period end basis these securities increased $338.4 million. While growth in loans was mainly funded by maturities of investment securities, growth in average deposits this quarter were mostly reinvested in the securities portfolio. Purchases of new securities, totaling $884.5 million in the 4th quarter of 2013, were offset by sales, maturities and pay downs of $490.3 million. At December 31, 2013, the duration of the investment portfolio was 2.9 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $462.4 million during the 4th quarter of 2013 compared to the previous quarter, but included the effects of the Summit acquisition which increased average deposits by $148.7 million this quarter. Exclusive of Summit, average deposits grew $313.8 million, or 1.8%, in the current quarter. Excluding Summit, the increase in average deposits resulted mainly from growth in business demand and money market deposits (increase of $435.8 million) and personal money market accounts (increase of $98.8 million) but were offset by a decline in certificates of deposit (decrease of $192.1 million). Compared to the previous quarter, total average commercial deposits increased $323.1 million, while private banking and consumer deposits increased $90.0 million and $48.2 million, respectively. The average loans to deposits ratio in the current quarter was 58.7%, compared to 58.3% in the previous quarter.

During the current quarter, the Company’s average borrowings decreased $60.2 million compared to the previous quarter, mainly due to a decline in the average balance of federal funds purchased.

Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2013 amounted to $162.2 million compared with $161.1 million in the previous quarter, or an increase of $1.1 million. Net interest income (tax equivalent) for the current quarter decreased $6.2 million compared to the 4th quarter of last year. During the 4th quarter of 2013, the net yield on earning assets (tax equivalent) was 3.06%, compared with 3.11% in the previous quarter and 3.35% in the same period last year.

The increase in net interest income (tax equivalent) in the 4th quarter of 2013 compared to the previous quarter was mainly due to higher loan interest due to growth in balances, but partly offset by lower interest earned on investment securities due to lower rates. The lower Consumer price index published this quarter reduced the inflation interest on the Company’s inflation-protected securities by $1.8 million compared to the previous quarter, and inflation income this quarter was slightly negative. Additionally, premium amortization expense was reduced by $690 thousand this quarter due to an adjustment reflecting slowing prepayment speeds on mortgage-backed securities resulting from an increase in interest rates.

Compared to the previous quarter, interest on loans increased $2.6 million (tax-equivalent) as a result of higher loan volumes but offset by the effects of lower rates, especially on business real estate and consumer credit card loans. The average yield on the loan portfolio declined 4 basis points this quarter. The average rate earned on the investment securities portfolio decreased 5 basis points to 2.26% this quarter, largely due to lower interest on inflation-protected securities. Also, the premium amortization adjustment recorded this quarter on slowing prepayments was $1.3 million less than in the previous quarter.

Interest expense on deposits declined $164 thousand in the 4th quarter of 2013 compared with the previous quarter, as overall rates continued to decline slightly.

Non-Interest Income
In the 4th quarter of 2013, total non-interest income amounted to $109.5 million, an increase of $6.2 million, or 6.0%, compared to the same period last year. Also, current quarter non-interest income increased $3.2 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to higher bank card and trust fees.

Total bank card fees in the current quarter increased $1.9 million, or 4.7%, over the same period last year as a result of a 10.2% increase in corporate card fees, which totaled $20.8 million this quarter. Trust fees for the quarter increased $2.0 million, or 8.0% compared to the same period last year, resulting mainly from continued growth in private client (up 9.3%) and institutional (up 8.1%) trust fees.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2013

Deposit account fees increased $205 thousand, or 1.0%, compared to last year as overdraft fees declined by $580 thousand, but were offset by combined growth in corporate cash management and other deposit fees of $785 thousand, or 6.7%. Year to date, overdraft fees have declined $3.4 million, or 9.9%, mainly as a result of a new posting routine on debit transactions which took effect in late February. Capital market fees declined $880 thousand from the same quarter last year as customer demand for fixed income securities was weak this year. Revenue from sales of tax credits grew $1.3 million this quarter compared to the same period last year and the Company recorded net gains of $1.4 million in sales of 5 retail branch facilities no longer in use.

Investment Securities Gains and Losses
Net securities losses totaled $1.3 million compared with losses of $3.7 million in the 4th quarter of last year. Most of the net losses this quarter and in the 4th quarter of last year related to fair value adjustments on the Company’s private equity portfolio. Also during the current quarter, there was virtually no credit-related impairment losses recorded on the Company’s non-agency guaranteed mortgage-backed securities which have been identified as other-than-temporarily impaired. The cumulative credit-related impairment on these bonds totaled $12.8 million at quarter end. At December 31, 2013, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $70.4 million, compared to $101.7 million at December 31, 2012. The Company did not own any collateralized loan obligations or trust-preferred securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $161.3 million, an increase of $3.0 million, or 1.9%, over the same period last year and an increase of $5.0 million compared to the previous quarter. The higher expense levels over the previous quarter were mainly the result of higher incentive, medical and 401k plan costs coupled with higher credit card fees (related to higher fee income) and higher levels of gains on foreclosed property sales last quarter, not reoccurring this quarter. During this quarter, additional operating expenses related to Summit totaled $2.3 million. Also, a $2.0 million reimbursement on a renegotiated data processing contract in the 3rd quarter did not reoccur this quarter.

Compared to the 4th quarter of last year, salaries and benefits expense increased $459 thousand, or .5%, on higher full-time salaries costs (up 4.5%), partly offset by lower incentives and benefits expense of $1.6 million and $793 thousand, respectively. Growth in salaries expense resulted partly from staffing costs associated with the Summit acquisition, coupled with staffing additions in commercial banking, wealth and commercial card. Full-time equivalent employees totaled 4,727 and 4,708 at December 31, 2013 and 2012, respectively.

Compared to the 4th quarter of last year, occupancy, supplies and communications, equipment and marketing expense, on a combined basis, were virtually flat with the previous year. Data processing and software costs grew by $955 thousand, or 5.1%.

Higher legal and professional costs, coupled with increases in foreclosed property and travel costs, also contributed to higher overall expense this quarter.

Income Taxes
The effective tax rate for the Company was 31.5% in the current quarter, compared with 32.4% in the previous quarter and 29.3% in the 4th quarter of 2012. The lower rate in the current quarter compared to the previous quarter resulted mainly from changes in the mix of taxable and non-taxable income.

Credit Quality
Net loan charge-offs in the 4th quarter of 2013 amounted to $7.5 million, compared with $6.6 million in the prior quarter and $10.8 million in the 4th quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .28% in the current quarter compared to .25% in the previous quarter.

In the 4th quarter of 2013, annualized net loan charge-offs on average consumer credit card loans amounted to 3.19%, compared with 3.18% in the previous quarter and 3.24% in the same period last year. Consumer loan net charge-offs in the quarter amounted to .61% of average consumer loans, compared to .56% in the previous quarter and .54% in the same quarter last year. The provision for loan losses in the current quarter totaled $5.5 million, an increase of $1.4 million over the previous quarter and $2.8 million lower than in the same period last year. The current quarter provision for loan losses was $2.0 million less than net loan charge-offs, thereby reducing the allowance for loan losses to $161.5 million. At December 31, 2013 the allowance was 1.47% of total loans and was 331% of total non-accrual loans.

At December 31, 2013, total non-performing assets amounted to $55.4 million, an increase of $10.6 million over the previous quarter. Non-performing assets are comprised of non-accrual loans ($48.8 million) and foreclosed real estate ($6.6 million). At December 31, 2013, the balance of non-accrual loans, which represented .45% of loans outstanding, included business real estate loans of $19.8 million, construction and land loans of $10.2 million and business loans of $11.6 million. Loans more than 90 days past due and still accruing interest totaled $14.0 million at December 31, 2013.

Other
During the quarter the Company purchased a minimal number of treasury stock shares.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.